                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ROBERT HALF INTERNATIONAL INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                ROBERT HALF INTERNATIONAL INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         ROBERT HALF INTERNATIONAL INC.
                              2884 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                   TO BE HELD
                             THURSDAY, MAY 12, 1994
                                   9:00 A.M.

To the Stockholders:

    The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the "Company") will be held at 9:00 a.m. on Thursday, May 12, 1994 at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

     1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected.

     2. To approve amendments to the Company's By-laws that classify the Board of Directors for purposes of election and make other related changes.

     3. To approve the Company's Annual Performance Bonus Plan.

     4. To approve an amendment to the Company's 1993 Incentive Plan.

     5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on March 21, 1994 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          STEVEN KAREL, SECRETARY

Menlo Park, California
April   , 1994

                                  --IMPORTANT--
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                         ROBERT HALF INTERNATIONAL INC.

                              -------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION

    The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of Robert Half International Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is April , 1994. The proxy is solicited for use at the annual meeting of stockholders (the "Meeting") to be held at 9:00 a.m. on Thursday, May 12, 1994, at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 21, 1994 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 21, 1994 the Company had outstanding and entitled to vote
   ,    ,    shares of its common stock, $1 par value ("Common Stock").

    A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

    An automated system administered by the Company's transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

    The By-Laws of the Company provide for a Board of Directors consisting of not less than six nor more than eleven directors. The size of the Board of Directors is presently set at eight and there are no vacancies. All of the nominees are presently directors of the Company and were elected by the stockholders at the 1993 Annual Meeting except for Mr. Richman, who was elected by the Board. The present term of office of all directors will expire upon election of directors at the Meeting.

    If the proposed amendments to the Company's By-laws are approved by the stockholders (see the discussion below under the caption "Amendments to By-laws"), the directors will be elected to the classes and terms as follows:
Class I, consisting of Andrew S. Berwick, Jr., Frederick P. Furth and Harold M. Messmer, Jr., will be elected for a term expiring in 1997; Class II, consisting of Frederick A. Richman, Thomas J. Ryan and J. Stephen Schaub, will be elected for a term expiring in 1996 and Class III, consisting of Edward W. Gibbons and Todd Goodwin, will be elected for a term expiring in 1995. If the proposed amendments are not adopted, all directors will be elected for a term expiring in 1995.

    Each Director will hold office until the annual meeting in the year in which his term expires and until his successor is elected and qualified.

    Proxies cannot be voted for more than eight persons. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Proxies solicited by the Board will be voted "FOR" the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

    The following table lists the name of each person nominated by the present Board for election as a director, his age at March 31, 1994, all positions and offices with the Company held by the nominee, and the period during which the nominee has served as a director.

                                                                                                    DIRECTOR
                                         NAME                                            AGE          SINCE
- ---------------------------------------------------------------------------------------  ----  -------------------
Andrew S. Berwick, Jr. ................................................................   60      October 1981
Frederick P. Furth.....................................................................   59        July 1983
Edward W. Gibbons......................................................................   58      November 1988
Todd Goodwin...........................................................................   62        May 1989
Harold M. Messmer, Jr. ................................................................   48      January 1982
Frederick A. Richman...................................................................   48       March 1994
Thomas J. Ryan.........................................................................   69      February 1987
J. Stephen Schaub......................................................................   53       March 1989

    Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company based in Burlingame, California, for more than the past five years. Until March 1984, for more than five years he was President of Berwick Extract Company. He is Chairman of the Board of Directors of California Healthcare System.

    Mr. Furth has been senior partner of the San Francisco law firm of Furth, Fahrner & Mason for more than the past five years. He has been Vice Chairman of the Board of Directors of the Company since May 1985. He is the Proprietor and Chairman of the Board of Chalk Hill Winery.

    Mr. Gibbons has been a partner in Gibbons, Goodwin, van Amerongen, a private merchant banking firm, since its founding in 1969. Mr. Gibbons is also a director of Foodmaker, Inc., Kash n' Karry Food Stores Inc., Horace Mann Educators Corporation and Bath Iron Works Corp.

    Mr. Goodwin has been a partner of Gibbons, Goodwin, van Amerongen since May 1984. He is also a director of Merrill Lynch Institutional Tax Exempt Fund, Merrill Lynch Government Fund, Merrill Lynch Institutional Fund, Merrill Lynch Intermediate Fund, Merrill Lynch Treasury Fund, Schult Homes Corporation, Wells Aluminum Corporation, Horace Mann Educators Corporation, The Rival Company, Manville Corporation and Riverwood International Corporation.

    Mr. Messmer has been Chairman of the Board since November 1988, Chief Executive Officer since May 1987 and President since October 1985. Mr. Messmer is a director of Airborne Freight Corporation, Health Care Property Investors, Inc., Pacific Enterprises and Spieker Properties, Inc.

    Mr. Richman has been a tax partner of the law firm of O'Melveny & Myers since 1978.

    Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a San Francisco-based franchisor of independent insurance agents, since 1979.

    Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a Spokane, Washington firm engaged in investments and financial consulting, for more than the past five years. Since 1984, he has also been Chief Financial Officer, part owner and a director of Northwest Energy Services, Inc., a privately owned Spokane, Washington, engineering firm specializing in energy audits, installation and financing of energy conservation measures.

THE BOARD AND COMMITTEES

    The Board of Directors has standing Audit, Compensation and Executive Committees. The Board currently has no standing nominating committee.

    The Audit Committee, composed of Messrs. Berwick and Schaub, met once during 1993. The function of the Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls.

    The Compensation Committee, composed of Messrs. Furth, Berwick and Ryan, met three times during 1993 and acted once by unanimous written consent. The function of the Compensation Committee is to recommend to the full Board of Directors compensation arrangements for the Company's senior officers and the adoption of any compensation plans in which officers and directors are eligible to participate. The Compensation Committee also administers certain of the Company's employee benefit plans.

    The Executive Committee, composed of Messrs. Messmer, Furth and Gibbons, did not meet during 1993. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

    The Board met four times during 1993 and acted once by unanimous written consent. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof.

EXECUTIVE OFFICERS

    The following table lists the name of each executive officer of the Company, his or her age at March 31, 1994, and his or her current positions and offices with the Company:

               NAME                  AGE                        OFFICE
- -----------------------------------  ---  --------------------------------------------------
Harold M. Messmer, Jr. ............  48   Chairman of the Board, President and Chief
                                            Executive Officer
M. Keith Waddell...................  36   Senior Vice President, Chief Financial Officer and
                                            Treasurer
Robert W. Glass....................  35   Senior Vice President, Corporate Development
Steven Karel.......................  44   Vice President, Secretary and General Counsel
Lynn Taylor........................  36   Vice President, Corporate Communications
James M. Taylor....................  39   Vice President, Marketing
Barbara J. Forsberg................  33   Vice President and Controller

    Mr. Waddell has been Senior Vice President of the Company since May 1993, Chief Financial Officer of the Company since February 1988 and Treasurer since 1987. From October 1986 when he joined the Company until May 1993, he served as Vice President.

    Mr. Glass has been Senior Vice President, Corporate Development, since May 1993. He served as Vice President, Corporate Development from February 1988 until May 1993. From 1987 until February 1988, he served as Vice President, Planning of the Company. From January 1986 until May 1987, Mr. Glass was employed as an investment analyst by the Company.

    Mr. Karel has been Vice President and General Counsel of the Company since September 1989 and Secretary since May 1993. Prior to joining the Company, Mr. Karel was employed from June 1985 to September 1989 by The Cooper Companies, Inc., a New York Stock Exchange listed medical products company, where he held various positions, most recently Associate General Counsel and Assistant Secretary.

    Ms. Taylor has been Vice President, Corporate Communications of the Company since February 1991. From April 1989 through February 1991, she served first as Director of Public Relations of the Company and then as Director of Corporate Communications.

    Mr. Taylor has served as Vice President of Marketing since May 1992. He served as Director of Marketing from March 1992 through May 1992. From January 1991 through March 1992 he was

Marketing Manager with Emery Worldwide, Inc., an air freight company. From January 1985 through December 1990 he was manager of Express Services Depot, Inc., an air express business founded by Mr. Taylor.

    Ms. Forsberg has been Vice President of the Company since May 1993 and Controller since May 1990. For more than five years prior to joining the Company she worked in the audit division of Arthur Andersen & Co.

    The executive officers of the Company are also officers of the Company's wholly owned subsidiaries.

    All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman, President and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under "Compensation of Executive Officers" below.

    There are no family relationships between any of the directors or executive officers.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth information as of March 15, 1994 concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock,
(ii) each director, (iii) the five executive officers of the Company who had the highest combination of salary and bonus during 1993, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before May 31, 1994 ("Exercisable Options").

                                                       SHARES OF      PERCENT
                                                     COMMON STOCK        OF
                                                     BENEFICIALLY      COMMON
             NAME OF BENEFICIAL OWNER                  OWNED(A)        STOCK
- --------------------------------------------------  ---------------   --------
The Fulcrum III Limited Partnership...............  1,845,497(b)      13.7%(b)
  600 Madison Avenue
  New York, NY 10022
The Second Fulcrum III Limited Partnership........  1,254,503(b)       9.2%(b)
  600 Madison Avenue
  New York, NY 10022
Edward W. Gibbons.................................    110,000(b)(c)    0.8%(b)
  600 Madison Avenue
  New York, NY 10022
Todd Goodwin......................................     10,000(b)(c)    0.1%(b)
  600 Madison Avenue
  New York, NY 10022
FMR Corp. ........................................  1,441,900(d)      10.7%
  82 Devonshire Street
  Boston, MA 02109
Putnam Investments, Inc. .........................    822,010(e)       6.1%
  One Post Office Square
  Boston, MA 02109
Frederick P. Furth................................    528,750(f)       3.9%
J. Stephen Schaub.................................    515,222(g)       3.8%
Harold M. Messmer, Jr.............................    247,290(h)       1.8%
Andrew S. Berwick, Jr. ...........................     44,000(i)       0.3%
Thomas J. Ryan....................................     36,553(i)       0.3%
Frederick A. Richman..............................      1,000         0.01%
M. Keith Waddell..................................     66,170(j)       0.5%
Robert W. Glass...................................     53,652(k)       0.4%
Steven Karel......................................     15,502(l)       0.1%
Barbara J. Forsberg...............................      8,104(m)       0.1%
All executive officers and directors as a group
  (13 persons)(b)(c)(f)(g)(h)(i)(j)(k)(l)(m)......  4,759,608(n)      34.4%

- ------------------------
(a) Named persons have sole voting and investment power, except as otherwise indicated.
(b) Edward W. Gibbons and Todd Goodwin, directors of the Company, are general partners of Gibbons, Goodwin, van Amerongen ("GGvA"), 600 Madison Avenue, New York, NY 10022, which is the sole general partner of The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership ("the Fulcrums"). The other general partners of GGvA are Lewis W. van Amerongen and Elizabeth V. Camp. The aggregate of 3,100,000 shares owned by the Fulcrums may be deemed to be beneficially owned by GGvA and each of the general partners of GGvA, including Messrs. Gibbons and Goodwin.

(c) Includes 10,000 shares that may be acquired upon the exercise of Exercisable Options.
(d) Information is as of February 11, 1994, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., these shares are held indirectly by FMR Corp. and Edward C. Johnson 3d (Chairman and a significant stockholder of FMR Corp.) and directly by various entities controlled by FMR Corp., including Fidelity Management & Research Company and Fidelity Management Trust Company, all of which own such shares in their capacities as investment advisers or investment managers. According to the Schedule 13G, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 136,000 of such shares.
(e) Information is as of January 26, 1994, the latest date for which information is available to the Company. According to a Schedule 13G filed by Putnam Investments, Inc. these shares are held indirectly by Putnam Investments, Inc. and its parent, Marsh & McLennan Companies, Inc. and directly by various entities controlled by Putnam Investments, Inc., including Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., all of which own such shares in their capacities as investment advisers. According to the Schedule 13G, shared dispositive power is held with respect to all of such shares and shared voting power is held with respect to 246,810 of such shares.
(f) Includes 35,400 shares owned by the Furth Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, and 20,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 750 shares owned by Mr. Furth's wife, as to which shares he has sole voting and dispositive power.
(g) Includes 10,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 4,029 shares owned by Mr. Schaub's minor children, as to which shares Mr. Schaub disclaims beneficial ownership. Does not include, and Mr. Schaub disclaims beneficial ownership as to, the following securities: 234 shares owned by Mr. Schaub's wife, 407 shares owned by investment clients of Mr. Schaub, as to which shares Mr. Schaub shares dispositive power, and 7,000 shares held by the Schaub Foundation, as to which shares Mr. Schaub shares voting and dispositive power.
(h) Includes 136,259 shares that may be acquired upon the exercise of Exercisable Options, 89,609 shares acquired pursuant to the Company's 1989 Restricted Stock Plan or 1993 Incentive Plan, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,500 shares held by Mr. Messmer as custodian for his children, as to which shares Mr. Messmer has voting and dispositive power but disclaims beneficial ownership.
(i) Includes 20,000 shares that may be acquired upon the exercise of Exercisable Options.
(j) Includes 30,009 shares that may be acquired upon the exercise of Exercisable Options and 34,707 shares acquired pursuant to the Company's 1989 Restricted Stock Plan or 1993 Incentive Plan, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.
(k) Includes 36,568 shares that may be acquired upon the exercise of Exercisable Options, 15,169 shares acquired pursuant to the Company's 1989 Restricted Stock Plan or 1993 Incentive Plan, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 1,625 shares as to which Mr. Glass shares voting and dispositive power with his wife.
(l) Includes 7,424 shares that may be acquired upon the exercise of Exercisable Options and 7,710 shares acquired pursuant to the Company's 1989 Restricted Stock Plan or 1993 Incentive Plan, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.
(m) Includes 5,854 shares that may be acquired upon the exercise of Exercisable Options and 2,250 shares acquired pursuant to the Company's 1989 Restricted Stock Plan or 1993 Incentive Plan, as to which shares Ms. Forsberg has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(n) In addition to the shares held by directors and executive officers described in the table, as to which information is contained in the other notes to this table, includes an aggregate of 24,365 shares held by two other executive officers of the Company, including 13,514 shares that may be acquired upon the exercise of Exercisable Options and 9,910 shares that were acquired pursuant to the Company's 1989 Restricted Stock Plan or 1993 Incentive Plan, as to which shares the respective officers have sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

                             AMENDMENTS TO BY-LAWS

SUMMARY OF AMENDMENTS

    The Board of Directors has unanimously approved and recommended that the Company's stockholders approve a proposal to amend Sections 2, 4 and 5 of
Article III of the Company's By-laws to provide for the classification of the Board of Directors into three classes of directors with staggered three-year terms. The classification of the Board of Directors will, however, cease in 2000, and all terms will end in such year, unless the stockholders re-approve the classification at the 1999 Annual Meeting of Stockholders.

    The By-Laws of the Company currently provide that there shall be not less than six nor more than eleven directors. The total number of directors may be fixed or changed, from time to time, by the Board of Directors within such authorized limits. Election for directors is conducted without cumulative voting.

    The Company's By-laws currently provide that all directors are to be elected at each Annual Meeting of Stockholders for a term of one year. A director serves for his term and until a successor is elected and qualified. Under the proposed amendments, one-third of the Board would be elected each year, in classes as nearly equal in number as possible. Initially, members of all three classes would be elected at the 1994 Annual Meeting. As explained under the caption "Nomination and Election of Directors", above, if the proposed By-law amendments are adopted, the slate of eight directors proposed for election at the 1994 Annual Meeting would be proposed to be elected in three separate classes as follows: three directors, constituting the "Class I Directors", would be elected for a term expiring at the 1997 Annual Meeting; three directors, constituting the "Class II Directors", would be elected for a term expiring at the 1996 Annual Meeting; and two directors, constituting the "Class III Directors", would be elected for a term expiring at the 1995 Annual Meeting. At each annual meeting following the 1994 Annual Meeting, directors would be elected to succeed those whose terms expire at that meeting, with each newly elected director serving for a three-year term, subject to the classification of the Board being re-approved by the stockholders at the 1999 Annual Meeting. If the stockholders do not approve the continuing classification of the Board at the 1999 Annual Meeting, then all director terms shall expire at the 2000 Annual Meeting, and each director elected at that meeting or any subsequent meeting would serve a one-year term.

    Under the By-laws as amended and Delaware law, the directors would have the power to fill any vacancies on the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise. Additionally, any director chosen to fill a vacancy shall hold office until the next election of the class for which such director has been chosen and his successor is elected and qualified. If the size of the Board is increased, the additional directors would be apportioned among the three classes to make all classes as nearly equal as possible. If the size of the Board is decreased, each incumbent director would nevertheless continue to serve until the expiration of his term.

    Currently, directors may be removed with or without cause. Under Delaware law, directors serving on a classified board may be removed only for cause unless the certificate of incorporation provides otherwise. Since the Company's Certificate contains no contrary provision, adoption of the proposed amendments would mean that the directors will be subject to removal by stockholders only for cause.

    The number of directors to be elected at the 1994 Annual Meeting is eight. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or any class of directors, but reserves the right to make such changes at any time in the future as it deems appropriate.

    The foregoing summary description of the proposed amendments is qualified in its entirety by reference to the complete text of proposed new Sections 2, 4 and 5 of Article III of the By-laws, which are attached to this Proxy Statement as Appendix A.

REASONS FOR AND EFFECTS OF BY-LAW AMENDMENTS

    The Board of Directors has observed a number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of such companies by electing their own slate of directors, or of achieving some other goal by threatening to obtain such control. These insurgents often can elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. The Board of Directors believes such tactics to be highly disruptive and especially damaging to a personnel services business like the Company, and therefore to be contrary to the overall best interest of the stockholders. Since the Company is a personnel services business with few tangible assets, a stable environment in which the Board and management may function is particularly important.

ADVANTAGES

    The Board of Directors believes that the adoption of the By-law amendments is advantageous to the Company and its stockholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood for continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board. The Board believes that an environment of continuity and stability, in turn, will permit it more effectively to represent the interests of all stockholders, including in connection with the taking of action in response to demands or actions by a minority stockholder or group. Adoption of the proposed By-law amendments will, in the Board's opinion, increase its bargaining power with any third party or group seeking to influence or control the Company.

    The Board has no knowledge of any present effort to gain control of the Company or to organize a proxy contest, and there has been no problem in the past or at the present time with continuity or stability of the Board. However, the Board believes that it is prudent and in the interests of stockholders generally to provide the advantage of greater assurance of continuity of Board composition and policies which will result from the adoption of the proposed amendments to the By-laws. The Board believes such advantage outweighs any disadvantages relating to discouraging potential acquirors from making an effort to obtain control of the Company.

    The Board also believes that the provision in the proposed By-law Amendments that provides for cessation of classification unless it is re-approved by the stockholders in 1999 is advantageous, in that it allows the stockholders to evaluate the advantages and disadvantages of a classified Board after five years of experience.

DISADVANTAGES

    The proposed amendments may operate to delay a purchaser's ability to obtain control of the Board in a relatively short period of time, which could perpetuate the current Board and present management. The delay arises because, under the proposed amendments, it will generally take a purchaser two annual meetings of stockholders to elect a majority of the Board. Alternatively, a purchaser would need to show cause and obtain the affirmative vote of a majority of the outstanding shares entitled to vote in order to remove any directors. In addition, since certain Board actions (such as amendment of the By-laws or certain actions in connection with the Company's preferred share purchase rights) require a vote of greater than a majority of the Board, such purchaser might be required, in some cases, to wait until three annual meetings subsequent to purchase have occurred in order to take such actions, which delay may serve as a further deterrent to purchases by entities seeking control.

    Similarly, the adoption of the proposed amendments may also deter certain mergers, tender offers or other future takeover attempts which some or a majority of holders of Common Stock may deem to be in their best interests. In addition, the proposed amendments would delay stockholders who do not like the policies of the Board of Directors or management from removing a majority of the Board of Directors or management for two years, unless they can show cause and obtain the requisite vote.

EXISTING CHARTER PROVISIONS

    The Company's charter documents currently contain other provisions that could have the effect of making more difficult or discouraging a proxy contest or acquisition of control by a substantial stockholder. First, the Company's Restated Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock and 500,000 shares of Preferred Stock, the issued and unreserved portion of which could (within limits imposed by law and the rules of the New York Stock Exchange) be issued to discourage a change in control of the Company. Second, the Certificate designates 200,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock. These shares are reserved for issuance pursuant to the Company's preferred share purchase rights, in accordance with a Rights Agreement dated July 23, 1990, as amended, and pursuant to which substantial dilution will occur to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. Third, the Certificate requires the vote of two-thirds of the stockholders to approve certain extraordinary transactions, such as a merger or sale of substantially all of the Company's assets or significant issuances of the Company's securities, with entities owning 10% or more of the Company's Common Stock. Fourth, the Company's By-laws require the vote of two-thirds of the Board of Directors to amend or repeal the By-laws or to change certain portions thereof.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

             PROPOSAL TO APPROVE THE ANNUAL PERFORMANCE BONUS PLAN

    At the Annual Meeting of Stockholders, the stockholders will be asked to approve the Annual Performance Bonus Plan ("Bonus Plan"). The following description of the Bonus Plan is qualified in its entirety by reference to the Bonus Plan, which is attached hereto as Appendix B.

    Pursuant to the recommendation of Towers, Perrin, Forster & Crosby, Inc. ("Towers, Perrin"), a compensation consulting firm, the Company adopted the Bonus Plan in 1989. As proposed for stockholder approval, the Bonus Plan has been modified (i) to comply with the requirements of Section 162(m) of the Internal Revenue Code (which was adopted in 1993) and (ii) to permit a portion of any bonus to be paid in stock, but no other material modifications have been made. The Bonus Plan provides for the annual grant of cash bonuses to elected executive officers and to such other senior executives as may be designated from time to time by the Administrator of the Plan (which is currently the Compensation Committee of the Board of Directors). The Administrator has the authority to alter, amend or discontinue the Bonus Plan at any time without stockholder approval. Each year, the Administrator will establish a target bonus for each participating executive. The Administrator will also establish a target earnings per share for the Company. If that target earnings per share is actually achieved, each participating individual will receive his target bonus. If the actual earnings per share varies from the goal, the individual's bonus will also vary, in direct proportion to the variance between actual earnings per share and target earnings per share. However, no individual may receive a bonus in excess of twice the highest bonus paid to any executive officer with respect to 1993 (as reported in the Summary Compensation Table below) and no bonus will be paid if actual earnings are less than 50% of target earnings. After release of third quarter results, estimated earnings per share for the year will be calculated and each participating individual will then receive a preliminary bonus equal to 85% of the bonus that he would be entitled to receive if the estimated earnings per share were the actual earnings per share for the year. Following the release of year-end results, the actual bonus will be calculated for each individual, and a final bonus equal to the difference between the actual bonus and the preliminary bonus will be paid to the individual. (If the actual bonus is less than the preliminary bonus, the individual must promptly refund the difference to the Company). In all cases, however, the Administrator, in its sole discretion, may reduce or eliminate the final bonus or cause all or part of the final bonus to be paid in shares of the Company's Common Stock.

    As of the date of this Proxy Statement, the Company had seven executive officers, all of whom participate in the Bonus Plan. Additional participants are at the discretion of the Administrator, and it is anticipated that the Administrator will restrict such additional participants to certain senior individuals. Amounts paid pursuant to the Bonus Plan to the five most highly compensated executive officers for services during 1993 appear below under the "Bonus" caption in the Summary Compensation Table. The two other executive officers received an aggregate of $21,614 with respect to 1993. No other amounts were paid pursuant to the Bonus Plan.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

          PROPOSAL TO APPROVE AN AMENDMENT TO THE 1993 INCENTIVE PLAN

    At the 1994 Annual Meeting of Stockholders, the stockholders will be asked to approve an amendment to the 1993 Incentive Plan (the "Incentive Plan").

SUMMARY OF THE 1993 INCENTIVE PLAN

    The Incentive Plan, which was approved by the stockholders in May 1993, provides for the issuance of stock options or restricted stock to key employees of the Company that are selected by the Administrator, which is currently the Compensation Committee of the Board of Directors. The total number of shares that may be issued or transferred under the Plan during any year is 1.5% of the total issued and outstanding shares of the Company (excluding treasury shares) on January 1 of that year. In accordance with such formula, grants for a total of 201,249 shares may be made during 1994. Also, shares that are covered by grants that are forfeited or otherwise surrendered without value during the year are eligible for future grants and do not count against the annual limit. The Administrator may amend, alter, suspend or discontinue the Plan at any time without stockholder approval. The Plan is of unlimited duration.

    Options will be granted at such price as may be determined by the Administrator, which may not be less than 85% of fair market value on the date of grant. Options vest as determined by the Administrator and cannot have a term of more than ten years. Under the proposed amendment, no individual could receive in any year options for more than 75% of the shares available during 1994

(i.e., not more than 159,936 shares could be the subject of options granted to any individual in any year). The fair market value of the Company's Common Stock on March 1, 1994, was $30.125 per share.

    The maximum number of key employees eligible to participate is approximately ten. In 1993, Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg received grants for an aggregate of 48,499, 28,747, 13,689, 5,696, and 3,480 shares, respectively. Two other executive officers received grants for an aggregate of 9,896 shares and one other individual received grants for an aggregate of 2,640 shares. No other stock option grants were made in 1993 under the Incentive Plan.

    No amendments are proposed to be made to the provisions of the Incentive Plan pertaining to restricted stock awards.

PROPOSED AMENDMENT

    As approved by the stockholders in 1993, the Incentive Plan did not limit the amount of any grants that may be made to a single individual during any year, other than to the extent that the Incentive Plan contains an overall limit on the grants that are authorized for any year. Subsequent to the approval of the Incentive Plan by the stockholders, the Internal Revenue Code was amended to add Section 162(m). In order to comply with the requirements of Section 162(m), the Compensation Committee amended the Incentive Plan in December 1993 to add such a limit on option grants that may be made to any one individual during any year. This amendment is submitted for stockholder approval. The amendment adds the following sentence at the end of Section 4 of the Incentive Plan (which is the section of the Incentive Plan governing stock option grants):

    "During any calendar year, the number of shares of Stock with respect to which Options are granted to any one individual may not exceed 75% of the number of shares of Stock available for Grants during 1994."

    The effect of such amendment is to limit the amount of stock option grants that may be made to any individual in any year to 159,936 shares. No other amendments are being proposed.

FEDERAL INCOME TAX CONSEQUENCES

    The proposed amendment will have no effect upon the tax consequences to recipients of grants or exercises under the Incentive Plan. Nor will the proposed amendment have any effect upon the tax consequences to the Company of restricted stock grants under the Incentive Plan.

    The optionee will recognize ordinary income (a) when a nonstatutory option is exercised or (b) if a disqualifying disposition is made following the exercise of an incentive stock option. Provided it complies with applicable withholding requirements, and subject to the approval by the stockholders of the amendment proposed for adoption, the Company will be entitled to a deduction equal to the amount of income recognized by the optionee. However, if the proposed amendment is not adopted by stockholders, future deductibility by the Company may be limited by Section 162(m) of the Internal Revenue Code.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1993 INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                           COMPENSATION OF DIRECTORS

    During 1993, each outside director received an annual fee of $15,000 for services as a director, $750 for each board meeting attended, and an annual fee of $3,000 for each committee on which he served as a member. For 1994, each director will receive an annual fee of $20,000 for services as a director, $1,000 for each board meeting attended, and an annual fee of $3,000 for each committee on which he serves as a member. All directors receive reimbursement for travel and other expenses directly related to activities as directors.

    The Outside Directors' Option Plan, which was adopted in 1989 on the recommendation of Towers, Perrin, and approved by the Company's stockholders in 1990, provides for the automatic granting of options to non-employee directors (currently all directors other than Mr. Messmer) of the Company on the day of each Annual Meeting of Stockholders. On such day, each non-employee director will receive an option for the purchase of 2,000 shares. However, if such individual has not previously been granted an option by the Company, the grant will be for the purchase of 5,000 shares, rather than 2,000 shares. The exercise price for all options is 100% of the fair market value on the date of grant. Payment for option exercises may be by cash, by delivery of shares of the Company's Common Stock that have been owned for at least six months or by delivery of a full-recourse interest-bearing promissory note secured by the acquired shares. All options are for a term of ten years and will vest at the rate of 25% per year for each of the first four years. However, all options vest automatically and immediately upon the occurrence of a Change in Control (as defined in the plan). No option may be exercised until at least six months after its grant date. Unvested options terminate on the day that an individual ceases to be a director. Vested options may be exercised for a limited period following termination. Options for a total of 100,000 shares are authorized for grant under the Outside Directors' Option Plan. Each of the directors (other than Mr. Messmer, who is not eligible to receive options under the plan) was, pursuant to the terms of the Outside Directors' Option Plan, granted an option on May 20, 1993 (the date of the 1993 Annual Meeting of Stockholders) to purchase 2,000 shares. The exercise price of such options is $19.375 per share, the fair market value on the date of grant.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following tables provide information as to compensation for services of the five executive officers of the Company who had the highest combination of salary and bonus with respect to 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                         -----------------------------------------------
                                                         ANNUAL                          SECURITIES
                                                      COMPENSATION       RESTRICTED      UNDERLYING
              NAME AND                           ----------------------     STOCK          STOCK           ALL OTHER
         PRINCIPAL POSITION             YEAR       SALARY    BONUS (A)   AWARDS (B)       OPTIONS       COMPENSATION (C)
- ------------------------------------  ---------  ----------  ----------  -----------  ----------------  ----------------
Harold M. Messmer, Jr...............       1993  $  354,917  $  398,571   $ 309,458      57,901 shares     $   94,331
  Chairman and Chief                       1992  $  345,000  $  266,390   $ 286,197      31,975 shares     $   36,295
  Executive Officer                        1991  $  333,920  $  243,779   $ 394,938      79,756 shares
M. Keith Waddell....................       1993  $  179,583  $  176,833   $ 155,407      33,135 shares     $   39,931
  Senior Vice President                    1992  $  165,000  $  118,501   $ 160,169       9,530 shares     $   13,776
                                           1991  $  160,415  $  108,458   $ 109,025      22,662 shares
Robert W. Glass.....................       1993  $  129,583  $   97,916   $  73,993      16,515 shares     $   25,324
  Senior Vice President                    1992  $  115,000  $   65,607   $  65,378       4,300 shares     $    8,715
                                           1991  $  111,561  $   60,062   $  44,500      10,028 shares
Steven Karel........................       1993  $  120,333  $   32,151   $  29,605       7,811 shares     $   16,377
  Vice President                           1992  $  118,000  $   21,496   $  40,205       2,861 shares     $    6,133
                                           1991  $  112,269  $   19,734   $  22,250       8,263 shares
Barbara J. Forsberg (d).............       1993  $   86,000  $   23,250   $  14,531       4,917 shares     $   10,925
  Vice President

- --------------------------
(a) Includes, in addition to bonuses paid in cash, the fair market value, on the date of grant, of stock granted in lieu of cash bonus.
(b) The amounts reported represent the market value of the restricted stock as of the date of grant, without giving effect to the diminution of value attributable to vesting restrictions. As of December 31, 1993, Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg held an aggregate of 61,858, 27,083, 12,144, 5,890 and 750 shares of restricted stock, respectively. The value of such shares at December 31, 1993, without giving effect to the diminution of value attributable to vesting restrictions, was $1,623,773, $710,929, $318,780, $154,613 and $19,688,
      respectively. All restricted stock awards reported in this column vest at the rate of 25% per year for each of the first four years following grant and vest automatically upon the occurrence of a Change in Control. Amounts reported in this column for 1993 reflect 15,972, 8,021, 3,819, 1,528 and 750 shares granted to Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg, respectively. Amounts reported in this column for 1992 reflect 23,363, 13,075, 5,337 and 3,282 shares granted to Messrs. Messmer, Waddell, Glass and Karel, respectively. Amounts reported in this column for 1991 reflect 35,500, 9,800, 4,000 and 2,000 shares granted to Messrs. Messmer, Waddell, Glass and Karel, respectively. The executive officers have all rights to any dividends paid on restricted shares.
(c) The amounts in this column relating to 1993 consist of (a) $12,627, $1,330 and $650 paid for life insurance for Messrs. Messmer, Waddell and Glass, respectively, and (b) $81,704, $38,601, $24,674, $16,377 and $10,925
      allocated in the Company's records for the benefit of Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg, respectively, pursuant to the Company's Deferred Compensation Plan. The amounts in this column relating to 1992 consist of (a) $9,470, $1,280 and $630 paid for life insurance for Messrs. Messmer, Waddell and Glass, respectively, and (b) $26,825, $12,496, $8,085 and $6,133 allocated in the Company's records for the benefit of Messrs. Messmer, Waddell, Glass and Karel, respectively, pursuant to the Company's Deferred Compensation Plan. The Company's Deferred Compensation Plan is a defined contribution plan which pays the benefits allocated thereunder only upon the executive officer's retire-ment, death or termination of employment. Information regarding 1991 is omitted pursuant to paragraph II.B. of Securities Exchange Act of 1934 Release 34-31327.
(d)   Ms. Forsberg was first elected an executive officer in 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                          ------------------------------------------------------------
                                                        % OF TOTAL
                                                          OPTIONS
                                           NUMBER OF    GRANTED TO                MARKET
                                          SECURITIES     EMPLOYEES                 PRICE                   GRANT
                                          UNDERLYING        IN        EXERCISE      ON                     DATE
                                            OPTIONS       FISCAL       OR BASE     GRANT    EXPIRATION    PRESENT
                  NAME                    GRANTED(A)       YEAR         PRICE      DATE        DATE      VALUE(C)
- ----------------------------------------  -----------  -------------  ---------  ---------  ----------  -----------
Harold M. Messmer, Jr...................       4,721(b)        0.7%   $  12.325  $  14.50      2/24/03  $    39,987
                                              15,279(c)        2.2%   $  19.375  $  19.375     5/20/03  $   161,193
                                              33,220(c)        4.8%   $  25.25   $  25.25     12/13/03  $   445,148
                                               4,681(d)        0.7%   $  25.25   $  25.25     12/30/03  $    62,585
M. Keith Waddell........................       2,196(b)        0.3%   $  12.325  $  14.50      2/24/03  $    18,600
                                              16,042(c)        2.3%   $  19.375  $  19.375     5/20/03  $   169,243
                                              12,705(c)        1.8%   $  25.25   $  25.25     12/13/03  $   170,247
                                               2,192(d)        0.3%   $  25.25   $  25.25     12/30/03  $    29,307
Robert W. Glass.........................       1,413(b)        0.2%   $  12.325  $  14.50      2/24/03  $    11,968
                                               7,639(c)        1.1%   $  19.375  $  19.375     5/20/03  $    80,591
                                               6,050(c)        0.9%   $  25.25   $  25.25     12/13/03  $    81,070
                                               1,413(d)        0.2%   $  25.25   $  25.25     12/30/03  $    18,892
Steven Karel............................       1,133(b)        0.2%   $  12.325  $  14.50      2/24/03  $     9,597
                                               3,056(c)        0.4%   $  19.375  $  19.375     5/20/03  $    32,241
                                               2,640(c)        0.4%   $  25.25   $  25.25     12/13/03  $    35,376
                                                 982(d)        0.1%   $  25.25   $  25.25     12/30/03  $    13,129
Barbara J. Forsberg.....................         750(b)        0.1%   $  12.325  $  14.50      2/24/03  $     6,353
                                               1,500(c)        0.2%   $  19.375  $  19.375     5/20/03  $    15,825
                                               1,980(c)        0.3%   $  25.25   $  25.25     12/13/03  $    26,532
                                                 687(d)        0.1%   $  25.25   $  25.25     12/30/03  $     9,185

- ------------------------
(a) All grants entitle the holder to satisfy tax withholding obligations resulting from exercise by reduction in the number of shares otherwise deliverable. In addition to the specified vesting schedule, the options granted to Messrs. Messmer, Waddell, Glass and Karel may vest upon termination of employment under certain circumstances pursuant to their respective severance agreements described below, and all grants are subject to accelerated vesting at the discretion of the Compensation Committee.
(b) Vests in four equal annual installments on each of December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996.
(c) Vests in four equal annual installments on each of the first four anniversaries of the grant date.
(d) Vests in four equal annual installments on each of December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997.
(e) Calculated in accordance with the Binomial Model for estimating the value of stock options, which estimates the present value of an option based upon assumptions as to future variables such as interest rate and stock price volatility. The Binomial calculations assumed an expected volatility of between 31% and 33%, depending upon the grant date, an interest rate of 5%, no dividends, and the indicated expiration date. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised, and may be substantially different from the value estimated by the Binomial Model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF                    VALUE OF
                                                             SECURITIES UNDERLYING            UNEXERCISED
                                                                  UNEXERCISED                 IN-THE-MONEY
                                  SHARES                            OPTIONS                     OPTIONS
                                 ACQUIRED                      AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                    ON          VALUE      --------------------------  --------------------------
             NAME                EXERCISE     REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  ---------  -------------  -----------  -------------  -----------  -------------
Harold M. Messmer, Jr..........    209,278  $   3,227,651      57,908        167,180   $   908,581  $   1,954,289
M. Keith Waddell...............     64,163  $     919,831       2,170         66,846   $    33,184  $     697,746
Robert W. Glass................     16,000  $     234,000      21,687         33,792   $   358,600  $     360,342
Steven Karel...................     11,250  $     166,875       1,795         15,890   $    27,349  $     168,452
Barbara J. Forsberg............          0              0       4,229          6,272   $    70,544  $      46,260

    Harold M. Messmer, Jr., Chairman of the Board, President and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 1997. Under the terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $364,900 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within thirty (30) days following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer's election, either (i) his base salary, at the rate in effect on the date of termination, plus an equal amount annually in lieu of a bonus, through the stated expiration date of his agreement, or (ii) the present value of such payments. Any severance payments under the agreement are subject to the limitation that Mr. Messmer will not receive any amount that, without regard to compensation received in respect of stock options and other rights granted to such executive officer, would not be deductible by the Company under applicable provisions of the Internal Revenue Code. If Mr. Messmer's employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. The employment agreement provides for automatic renewal for an additional year on each December 31.

    Severance agreements, which were recommended by Towers Perrin, have been entered into with Messrs. Messmer, Waddell, Glass and Karel. Each severance agreement provides that the employee will be paid between six and 24 months base salary (depending upon length of service) if his employment is terminated without cause, as defined in the agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. (Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both this agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid.) On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee's benefit under the Deferred Compensation Plan (a defined contribution plan that pays benefits only upon retirement, death or other termination of employment).

    The Company had in effect a key executive retirement plan, which was terminated in 1987. Participants in the plan prior to its termination will continue to receive benefits thereunder. The only current employee participating in the plan is Mr. Messmer. Under this plan, if Mr. Messmer's employment is terminated (whether voluntarily or involuntarily) for any reason other than certain acts of misconduct set forth in the plan, he is to receive monthly benefits commencing the month following the later of his fiftieth birthday or the date of his employment termination. Monthly benefit payments are a specified percentage, depending upon his age at retirement, (the "Retirement Percentage") of the sum of $2,500 plus the greater of (a) his highest monthly base salary (exclusive of bonuses, commissions and other special payments) in effect within 18 months prior to such termination or (b) the amount calculated by increasing $28,750 annually on each May 31 (commencing May 31, 1992) on a compound basis by the annual percentage increase in the Consumer Price Index (but not by more than 10% or less than 4%) through the date of retirement. The Retirement Percentage (which was established at its current levels on the recommendation of Towers Perrin) is 30% if Mr. Messmer retires at age 50, and increases by 3% for each year Mr. Messmer delays his retirement beyond age 50, to a maximum of 66% if Mr. Messmer retires at or after age 62. Notwithstanding the foregoing, the Retirement Percentage is 66% if a Change in Control (as defined in the plan) occurs prior to Mr. Messmer's retirement. Such monthly benefits will be increased annually thereafter by the increase in the consumer price index, but not more than
7 1/2%, and are to be paid until his death. For the first 15 years of his retirement, Mr. Messmer will also receive a supplemental monthly benefit that varies depending upon his retirement age, which benefit will be $6,241 per month if he retires at age 50, and increases by 8%, compounded, for each year he delays his retirement beyond age 50 through, but not beyond, age 62. The plan also provides that if a participating officer dies before his employment is otherwise terminated or after his employment terminates but before receiving 180 monthly payments, such payments are to be made to his designated beneficiary beginning the month following the participant's death until an aggregate of 180 monthly payments has been made. Mr. Messmer's current annual base salary is $364,900. In 1988 and 1991, the Company purchased annuities on Mr. Messmer's behalf that commence payments to Mr. Messmer when he is 50 years old and had aggregate current actuarial values, on the date of purchase, equivalent to the then current actuarial value of Mr. Messmer's anticipated benefits under the retirement plan, assuming retirement at age 50. The amount of benefits payable under the retirement plan will be offset by amounts paid under the annuities. Pursuant to Mr. Messmer's employment agreement, the Company will on his request, but not more than once in any three year period, purchase additional annuities to cover any then unfunded portions of the Company's obligations to him pursuant to the retirement plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

    The Compensation Committee is composed of Frederick P. Furth, Andrew S. Berwick, Jr., and Thomas J. Ryan.

    ISU Insurance Services of San Francisco has acted as broker and paying agent for the Company with respect to certain of the Company's insurance policies. Total payments received by ISU Insurance Services of San Francisco for these services (net of amounts paid to ISU Insurance Services and remitted to the insurance carriers) aggregated approximately $160,000 in 1993 and are expected to aggregate a similar amount in 1994. Mr. Ryan is President of ISU Insurance Services of San Francisco, the stock of which is owned by members of Mr. Ryan's family. ISU Insurance Services of San Francisco is a franchisee of ISU International, a corporation of which Mr. Ryan is Chairman of the Board and Chief Executive Officer and a majority of whose stock is owned by Mr. Ryan.

    As part  of  a June  1987  restructuring, all  of  the common  stock  of  BF
Enterprises, Inc. (then a wholly owned subsidiary of the Company) was distributed as a dividend to the Company's stockholders. In connection with the restructuring, BF Enterprises assumed the obligation for certain subordinated debentures issued by a predecessor of the Company, although the Company remains contingently liable for these debentures. As part of the June 1987 restructuring and in connection with its assumption of the obligation for such subordinated debentures, BF Enterprises agreed to pledge to the Company collateral (consisting of real estate, marketable securities and bank letters of credit) if the net worth of BF Enterprises falls below certain minimum levels. At December 31, 1993, approximately $11.3 million of these subordinated debentures remained outstanding. The Company has been advised by BF Enterprises that letters of credit have been furnished by BF Enterprises to the trustee of the subordinated debentures with respect to approximately $9.5 million of such amount. Mr. Furth owns approximately 18% of the outstanding common stock of BF Enterprises. In addition, Mr. Schaub, who is not a member of the Compensation Committee, owns approximately 5% of the outstanding common stock of BF Enterprises.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

    The  Compensation   Committee,  after   consultation  with   and  upon   the
recommendation of Towers Perrin, has followed the philosophy statement set forth below in every year since 1989, when it was first adopted:

    "Compensation policies and practices, and other related programs, will be developed and designed in line with the following statement of compensation philosophy:

    The overriding objective of the Company's compensation and benefit program is to attract, retain and reward talented employees through programs that also align with and support the Company's goals and strategies.

    A competitive compensation package will be provided for all positions:

    - Positions that participate in short-term incentive plans because of their significant impact on short-term performance will have salaries that are set at the 50th percentile. Additional short-term incentive pay will allow total annual pay at the 75th percentile if target performance is achieved.

    - Key executives with significant impact on the long-term performance of the Company will also participate in long-term incentive plans (stock and/or cash plans) that will result in total target pay at the 90th percentile if short-and long-term performance targets are achieved.

    Survey data reflective of relevant labor markets will be used to determine actual pay levels that are consistent with desired competitive levels. In addition to external pay data, internal relationships among positions and differences in impact and importance of positions will influence pay. All compensation programs will incorporate "pay for performance" concepts by allowing pay of individual employees to vary according to individual, unit and company performance:

    - Performance planning and appraisal systems, together with incentive programs where appropriate, will direct and reward effort and performance of employees."

    The Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personnel services business in which there are few tangible assets and in which people represent the true "assets" of the Company. The Committee is also mindful of the fact that the Company's industry is fractured with a myriad of private firms owned by entrepreneurial individuals representing the Company's most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its many acquisitions of such firms over the years. It is imperative that the Company's compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company's compensation program achieves this result. Annual base salaries, bonuses, restricted stock and stock option awards are all designed to achieve the above-specified goals. Annual bonus awards are based upon earnings per share, and each executive's bonus is increased or decreased, according to a formula, in relation to how the actual earnings per share compares with the target earnings per share for the year set by the Board of Directors. The Committee believes that the emphasis placed upon equity grants (restricted stock and stock options) aligns the interest of the officers with those of the stockholders, and makes a significant portion of executive compensation contingent upon long-term positive share price performance.

    In establishing compensation levels for the Chief Executive Officer, the Compensation Committee followed the guidelines and policies described above. In addition, the Committee also considered several subjective factors related to the Company's business. These included, among other things, the Company's reduction of long-term debt through the generation of strong cash flow, the Company's performance relative to both its public and private competitors, the Chief Executive Officer's ability to develop and maintain significant business relationships for the Company, the Chief Executive Officer's ability (in conjunction with his management team) to locate, evaluate and negotiate prospective acquisitions or other expansion opportunities without significant accounting, investment banker or attorney fees and the complexity of managing an international service business.

    In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Andrew S. Berwick, Jr.
                               Frederick P. Furth
                                                                  Thomas J. Ryan

                         COMPARATIVE PERFORMANCE GRAPH

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Performance Graph shall not be deemed to be incorporated by reference into any such filings.

    The following graph compares, through January 31, 1994, the cumulative return of the Company's Common Stock, an index of certain publicly traded employment services companies, and the S&P 500. The graph assumes the investment of $100 at the end of 1988 and reinvestment of all dividends. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

                         [GRAPHIC FILED UNDER FORM SE]
- ------------------------
(a) This index represents the cumulative total return of the Company and the following corporations providing temporary or permanent employment services:
    Adia Services, Inc., CDI Corp., Kelly Services, Inc., Manpower Inc., The Olsten Corporation and Uniforce Temporary Personnel, Inc. Many of the
    Company's competitors are privately-held, and none of the selected corporations specializes, as does the Company, primarily in the temporary and permanent placement of accounting, financial, tax and banking personnel. However, the selected corporations, which for the most part are general employment agencies and therefore not comparable to the Company, constitute the best approximation of a peer group among public companies.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The   Board  has  selected   Arthur  Andersen  &   Co.,  independent  public
accountants, to audit the books, records and accounts of the Company during 1994. Arthur Andersen & Co. has acted as auditors of the Company and its predecessor since 1977. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

                             STOCKHOLDER PROPOSALS

    To  be  considered  for   presentation  at  the   1995  Annual  Meeting   of
Stockholders,  a  stockholder proposal  must be  received at  the office  of the
Company not later than November   , 1994.

                                 OTHER MATTERS

    The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
April   , 1994

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POST-PAID ENVELOPE.

                                                                      APPENDIX A

                                  ARTICLE III

                                   DIRECTORS

    Section 2.  NUMBER, QUALIFICATION AND TERM OF OFFICE.

    (a) The number of directors which shall constitute the whole Board shall not be less than six nor more than eleven. The number of directors shall be fixed at such number, within the limits specified in the preceding sentence, as determined from time to time by resolution of the Board of Directors, upon approval by two-thirds (2/3) of the directors in office.

    (b) At the 1994 Annual Meeting of Stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1997 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1996 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1995 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after election.

    (c) If the stockholders of the Company do not approve the continuing classification of the Board of Directors at the 1999 Annual Meeting of Stockholders, then Section 2(b) hereof shall be of no further force or effect and, notwithstanding anything to the contrary in Section 2(b), the terms of all directors shall expire at the 2000 Annual Meeting of Stockholders and all directors elected at the 1999 Annual Meeting of Stockholders or any subsequent meeting of stockholders shall hold office for a one-year term.

    (d) Except as provided in Sections 4 and 5 to this Article III, each director shall hold office until the end of his term and until his successor shall be elected and qualified or until his death, resignation or removal. Directors need not be stockholders. This Section 2 shall not be amended to change the two-thirds (2/3) approval requirement set forth above except with the approval of two-thirds (2/3) of the directors in office.

    Section 4. REMOVAL OF DIRECTORS. Any director may be removed, with cause, at any time, by the affirmative vote of a majority in interest of the stockholders of record of the Corporation entitled to vote, given at a special meeting of the stockholders called for the purpose, and the vacancy in the Board of Directors caused by any such removal may be filled by the stockholders at such meeting or, if the stockholders shall fail to fill such vacancy, by the Board of Directors as provided in Section 5 of this Article III. In no case will a decrease in the number of directors shorten the term of any incumbent director.

    Section 5. VACANCIES. In case of any vacancy in the Board of Directors caused by death, resignation, disqualification, removal, an increase in the number of directors, or any other cause, the successor to fill the vacancy may be elected by the holders of shares of stock entitled to vote at an annual meeting of said holders or by two-thirds (2/3) of the directors in office, though less than a quorum, and each director so elected shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which he was elected expires and until his successor shall be duly elected and qualified, or until his death or until he shall resign or until he shall have been removed. Additional directorships resulting from an increase in the number of directors shall be apportioned among the three classes as equally as possible. This section shall not be amended to change the requirement of a vote of two-thirds (2/3) of the directors set forth above except upon the approval of two-thirds (2/3) of the directors in office.

                                                                      APPENDIX B

                         ROBERT HALF INTERNATIONAL INC.
                         ANNUAL PERFORMANCE BONUS PLAN

    1. DEFINITIONS. As used in this Plan, the following terms shall have the meanings set forth below:

    ADMINISTRATOR means a committee appointed by the Board of Directors of the Company, which committee shall not have less than two Board members and shall be disinterested within the meaning of Regulation 16b-3 under the Securities Exchange Act of 1934.

    ANNUAL DETERMINATION means the Target EPS, Target Bonuses and other items determined annually by the Administrator, as described in Section 4 of this Plan.

    AWARD DATE means the date that the Administrator makes its written certification of a Bonus pursuant to Section 5 or Section 6.

    BONUS means a Preliminary Bonus, a Final Bonus, or both.

    BONUS YEAR means the fiscal year with respect to which a Bonus is paid pursuant to the Plan.

    COMPANY means Robert Half International Inc., a Delaware corporation.

    ELIGIBLE EXECUTIVE means (a) any elected executive officer of the Company and (b) any executive of the Company who has senior management functions and responsibilities, as designated by the Administrator.

    EPS means fully diluted earnings per share, determined in accordance with generally accepted accounting principles. For purposes of the foregoing sentence, earnings shall mean income before extraordinary items, discontinued operations and cumulative effect of changes in accounting principles and after full accrual for the bonuses paid under this Plan.

    FAIR MARKET VALUE of the Stock for a specified date means the closing sales price of the Stock on the New York Stock Exchange, as reported in THE WALL STREET JOURNAL (Western Edition), on such date or, if there are no trades on such date, the closing price on the latest preceding business day upon which trades occurred.

    FINAL BONUS means the Year-End Bonus less the Preliminary Bonus, but only if such number is greater than zero.

    FINAL EPS means EPS calculated as of the end of a fiscal year.

    FINAL MULTIPLIER means (a) the Final Ratio, if the Final Ratio is greater than or equal to .5 and less than or equal to 2, (b) 2, if the Final Ratio is greater than 2, or (c) 0, if the Final Ratio is less than .5.

    FINAL RATIO means the result obtained by dividing Final EPS by Target EPS.

    NINE-MONTH PERIOD means the first three fiscal quarters of the Bonus Year.

    PLAN means this Annual Performance Bonus Plan.

    POTENTIAL YEAR-END BONUS means, with respect to each Eligible Executive, the product of the Final Multiplier and such Eligible Executive's Target Bonus, but in no event may such amount be in excess of twice the highest bonus paid by the Company to any Eligible Executive with respect to 1993, as reported by the Company in its Proxy Statement for the 1994 Annual Meeting of Stockholders.

    PRELIMINARY BONUS means, with respect to each Eligible Executive, 85% of the Product of the Preliminary Multiplier and such Eligible Executive's Target Bonus, but in no event may such amount be in excess of twice the highest bonus paid by the Company to any Eligible Executive with respect to 1993, as reported by the Company in its Proxy Statement for the 1994 Annual Meeting of Stockholders.

    PRELIMINARY EPS means 1.334 multiplied by EPS for a Nine-Month Period.

    PRELIMINARY MULTIPLIER means (a) the Preliminary Ratio, if the Preliminary Ratio is greater than or equal to .5 and less than or equal to 2, (b) 2, if the Preliminary Ratio is greater than 2, or (c) 0, if the Preliminary Ratio is less than .5.

    PRELIMINARY RATIO means the result obtained by dividing Preliminary EPS by Target EPS.

    REPAYMENT AMOUNT means that amount calculated in accordance with Section 7.4 hereof.

    STOCK means the Common Stock, $1.00 par value, of the Company.

    TARGET BONUS means that amount set forth, with respect to each Eligible Executive, in an Annual Determination.

    TARGET EPS means the EPS goal set annually by the Administrator, as set forth in an Annual Determination.

    YEAR-END BONUS means, with respect to each Eligible Executive, that amount that the Administrator determines in accordance with Section 6 hereof, but in no event may such amount be in excess of twice the highest bonus paid by the Company to any Eligible Executive with respect to 1993, as reported by the Company in its Proxy Statement for the 1994 Annual Meeting of Stockholders.

    2. PURPOSE. The purpose of the Plan is to attract, retain and motivate key senior management employees by providing additional compensation, in accordance with the terms and conditions set forth herein, based on the Company's earnings.

    3. ADMINISTRATION. The Administrator is authorized to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all determinations and to take all actions necessary or advisable for the Plan's administration. Whenever the Plan authorizes or requires the Administrator to take any action, make any determination or decision, or form any opinion, then any such action, determination, decision or opinion by or of the Administrator shall be in the absolute discretion of the Administrator and shall be final and binding upon all persons in interest, including the Company and all Eligible Executives.

    4. ANNUAL DETERMINATION. On an annual basis, not later than the end of the first fiscal quarter of the Bonus Year, the Administrator shall determine the following with respect to the Bonus Year:

        (i) the Eligible Executives;

        (ii) the Target EPS for the Bonus Year;

       (iii)  the Target Bonus  for the Bonus Year  for each Eligible Executive;
    and

       (iv) such other matters as are appropriate with respect to the Plan (together, the "Annual Determination").

    5. DETERMINATION OF PRELIMINARY BONUS. Within five business days after the public release by the Company of its audited results for the third fiscal quarter of the Bonus Year, the Chief Financial Officer shall (a) calculate the Preliminary EPS, (b) determine the Preliminary Multiplier for the Bonus Year,
(c) calculate, with respect to  each Eligible Executive, his Preliminary  Bonus,
(d) deliver each calculation to the Administrator. The Administrator shall, prior to the end of the Bonus Year, review the information submitted by the Chief Financial Officer and certify, in writing, each Eligible Executive's Preliminary Bonus.

    6. DETERMINATION OF YEAR-END BONUS. Within ten business days after the public release by the Company of its audited results for the Bonus Year, the Chief Financial Officer shall (a) calculate the Final EPS, (b) determine the Final Multiplier for the Bonus Year, (c) calculate, with respect to each Eligible Executive, the Potential Year-End Bonus and (d) deliver such calculations to the Administrator. The Administrator shall, within 90 days of the end of the Bonus Year, review the information submitted by the Chief Financial Officer and certify, in writing, each Eligible Executive's Year-End

Bonus, which shall be the Potential Year-End Bonus; provided, however, that if any Eligible Executive's Potential Year-End Bonus is greater than such Eligible Executive's Preliminary Bonus, the Administrator may, in its sole discretion, reduce such Year-End Bonus to such amount that is not less than the Eligible Executive's Preliminary Bonus as the Administrator may determine.

    7.   BONUS PAYMENTS.   Each  Eligible Executive  shall be  paid a  Bonus  in
accordance with the following:

        7.1. PRELIMINARY BONUS. The Company shall pay the Preliminary Bonus to each Eligible Executive after such Preliminary Bonus is certified by the Administrator but prior to the end of the Bonus Year. Notwithstanding the foregoing, or anything appearing elsewhere herein, if an Eligible Executive is not employed by the Company on the date that Preliminary Bonuses are certified by the Administrator, then a pro-rated Preliminary Bonus shall be paid to such Eligible Executive (a) if the termination of employment was by reason of the Eligible Executive's death, (b) as provided by any agreement or arrangement in existence on the date the Plan was approved by the stockholders or (c) under such circumstances as the Administrator, in its sole discretion, may determine; otherwise, no Preliminary Bonus in any amount shall be paid to such Eligible Executive.

        7.2. FINAL BONUS. The Company shall pay the Final Bonus to each Eligible Executive after such Final Bonus is certified by the Administrator but prior to the end of the first fiscal quarter following the Bonus Year. Notwithstanding the foregoing, or anything appearing elsewhere herein, if an Eligible Executive is not employed by the Company on the last day of the Bonus Year, then a pro-rated Final Bonus shall be paid to such Eligible Executive (a) if the termination of employment was by reason of the Eligible Executive's death, (b) as provided by any agreement or arrangement in existence on the date the Plan was approved by the stockholders or (c) under such circumstances as the Administrator, in its sole discretion, may determine; otherwise, no Final Bonus in any amount shall be paid to such Eligible Executive.

        7.3. STOCK IN LIEU OF CASH. At the discretion of the Administrator on the Award Date, up to 100% of any Final Bonus may be paid in shares of Stock rather than in cash. Any such shares shall be valued at their Fair Market Value on the Award Date. Fractional shares may not be granted. Any shares granted pursuant to this Section 7.3 shall not be subject to forfeiture for any reason, but shall be subject to a restriction that prevents any disposition thereof for a period of six months and one day from the Award Date.

        7.4. REPAYMENT OF PRELIMINARY BONUS. If the Year-End Bonus for an Eligible Executive is less than such Eligible Executive's Preliminary Bonus, such Eligible Executive shall repay such difference (the "Repayment Amount") within fifteen (15) business days of notification thereof. To the extent the Repayment Amount is unpaid, the Company shall, consistent with applicable law, be entitled to deduct the Repayment Amount from any other amounts due by the Company to such Eligible Executive, and to pursue any and all other legal and equitable remedies to recover such Repayment Amount.

    8. EMPLOYMENT. The selection of an employee as an Eligible Executive shall not affect any right of the Company to terminate, with or without cause, such person's employment at any time.

    9. WITHHOLDING TAXES. The Company shall, to the extent permitted by law, have the right to deduct from a Bonus any federal, state or local taxes of any kind required by law to be withheld with respect to such Bonus.

    10. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Administrator may at any time amend, alter, suspend, or discontinue this Plan.

    11. INDEMNIFICATION OF ADMINISTRATOR. Indemnification of members of the group constituting the Administrator for actions with respect to the Plan shall be in accordance with the terms and conditions of separate indemnification agreements, if any, that have been or shall be entered into from time to time between the Company and any such person.

    12. HEADINGS. The headings used in this Plan are for convenience only, and shall not be used to construe the terms and conditions of the Plan.

                  ROBERT HALF INTERNATIONAL INC.
                     2884 SAND HILL ROAD
                     MENLO PARK, CA 94025

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 21, 1994 at the annual meeting of stockholders to be held on May 12, 1994 or any adjournment thereof.


                                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                  -----------
                                                                  See Reverse
                                                                      Side
                                                                  -----------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                               /x/ Please mark
                                                                  your choices
                                                                   like this

- ---------------         --------------
ACCOUNT NUMBER             COMMON

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

1. Election of Directors: Andrew S. Berwick, Jr., Frederick P. Furth, Edward W. Gibbons, Todd Goodwin, Harold M. Messmer, Jr.,
   Frederick A. Richman, Thomas J. Ryan and J. Stephen Schaub

/ / FOR all nominees listed above (except as marked to the contrary below) / / WITHHOLD AUTHORITY to vote for all nominees listed above

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the space provided below.

    ___________________________________________________________

2. Proposal to amend the By-laws
   FOR       AGAINST     ABSTAIN
   / /         / /        / /

3. Proposal to approve the Annual Performance Bonus Plan
   FOR       AGAINST     ABSTAIN
   / /         / /        / /

4. Proposal to approve an amendment to the 1993 Incentive Plan
   FOR       AGAINST     ABSTAIN
   / /         / /        / /

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date ________________________________, 1994

Signature__________________________________

Signature, if held jointly_________________


            PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.